Exhibit 99

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Pamela Catlett	Joani Komlos
503.671.4589	503.671.2013

NIKE REPORTS FIRST QUARTER EARNINGS PER SHARE UP 21 PERCENT BEFORE PRIOR YEAR ACCOUNTING CHANGE;

WORLDWIDE FUTURES ORDERS INCREASE 10.5 PERCENT

Highlights:

•	First quarter earnings were $0.98 per diluted share versus $0.81 before accounting change a year ago

•	Revenues for the quarter increased eight percent to $3.0 billion

•	Gross margins improved 160 basis points to 43.0 percent

•	Worldwide futures orders increased 10.5 percent

Beaverton, OR (September 18, 2003) — NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company’s first quarter ended August 31, 2003. First quarter revenues increased eight percent to $3.0 billion, versus $2.8 billion for the same period last year. First quarter net income totaled $261.2 million, or $0.98 per diluted share, compared to a loss of $48.9 million, or $0.18 loss per diluted share, and $217.2 million, or $0.81 per diluted share before accounting change in the prior year.

Philip H. Knight, Chairman and CEO, said, “Nike’s first quarter results reflect another great quarter in which global brand strength and superior product, combined with a favorable currency exchange environment, drove worldwide business results to record levels. This quarter, Nike’s sales topped $3 billion, the highest single quarter revenue in our history. Equally important, we again demonstrated our commitment to managing our business for long-term profitability, achieving the highest gross margin percentage in our recent history and delivering 21 percent growth in earnings per share before last year’s accounting change. As Nike’s global portfolio of businesses continues to expand, we will remain focused on managing both our brand and our business for long-term, profitable growth.”*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from September 2003 through January 2004, totaling $3.7 billion, 10.5 percent higher than such orders reported for the same period last year. Approximately three points of this growth were due to changes in currency exchange rates. In addition, approximately four to five points of this growth can be attributed to an earlier start of the spring season for footwear sales in Europe.*

By region, futures orders for the USA were down three percent; Europe increased 28 percent; Asia Pacific grew 19 percent; and the Americas increased nine percent. In Europe, seven points of the increase were due to currency exchange rates. Currency exchange contributed to Asia Pacific and the America’s growth by two points and three points, respectively.*

“Once again, momentum in Nike’s international markets continued to fuel the business as international futures increased 23 percent,” Knight added. “While Nike’s USA futures declined three percent, we are confident that our largest business, USA footwear, is on the right track based on positive footwear futures growth. In addition, our profitability has grown and consumers are responding to our brand and the full range of Nike’s performance and active life product offerings.”*

Regional Highlights

USA

During the first quarter, U.S. revenues declined two percent to $1.25 billion versus $1.28 billion for the first quarter of 2003. U.S. athletic footwear revenues declined five percent to $822.4 million. Apparel revenues increased five percent to $346.5 million. Equipment revenues fell four percent to $85.0 million.

Europe

Revenues for the European region (which includes the Middle East and Africa) grew 17 percent to $1.01 billion, up from $869.3 million for the same period last year. Nineteen points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 20 percent to $590.0 million, apparel revenues increased 10 percent to $341.9 million and equipment revenues increased 24 percent to $81.6 million.

Asia Pacific

Revenues in the Asia Pacific region grew 13 percent to $348.3 million compared to $307.8 million a year ago. Four points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 12 percent to $202.8 million; apparel revenues increased 15 percent to $113.3 million and equipment grew 13 percent to $32.2 million.

Americas

Revenues in the Americas region increased eight percent to $153.7 million, an improvement from $142.3 million in the first quarter of 2003. This growth rate reflected a two percent increase due to changes in currency exchange rates. Footwear revenues were up 11 percent to $103.1 million, apparel revenues increased two percent to $39.4 million and equipment improved five percent to $11.2 million.

Other Revenues

Other revenues, which include Nike Golf, Bauer Nike Hockey Inc., Cole Haan®, and Hurley International LLC, grew 32 percent to $255.5 million from $194.2 million last year.

Income Statement Review

Gross margins were 43.0 percent compared to 41.4 percent last year. Selling and administrative expenses were 28.7 percent of first quarter revenues, compared to 28.8 percent last year. The effective tax rate for the first quarter was 34.8 percent.

Balance Sheet Review

At quarter end, global inventories stood at $1.5 billion, an increase of four percent from August 31, 2002. Cash and short-term investments were $997.8 million at the end of the quarter, compared to

$430.0 million last year. This cash and investments balance does not reflect the acquisition of Converse, Inc., which was completed on September 4, 2003 for approximately $305 million.

Share Repurchase

During the quarter, the Company purchased a total of 1,706,500 shares for approximately $89.5 million in conjunction with the Company’s second four-year, $1 billion share repurchase program that was approved by the Board of Directors in June 2000.

NIKE, Inc. based in Beaverton, Oregon is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc. (as of September 4, 2003), which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan®, which designs, markets, and distributes fine dress and casual shoes, accessories, and outerwear; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, which may vary significantly from quarter to quarter.

NIKE’s earnings releases and other financial information are available on the Internet at www.NikeBiz.com/invest. This quarter, Nikebiz will feature expanded information and relevant highlights of product and key initiatives for the reporting period.

(Tables Follow)

NIKE, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED AUGUST 31, 2003
(In millions, except per share data)

INCOME	QUARTER ENDING
STATEMENT *	8/31/2003	8/31/2002	% Chg

Revenues	$3,024.9	$2,796.3	8%
Cost of Sales	1,723.4	1,639.2	5%
Gross Margin	1,301.5	1,157.1	12%
	43.0%	41.4%
SG&A	869.6	804.8	8%
	28.7%	28.8%
Interest Expense, net	7.5	7.2	4%
Other	23.8	11.0	116%

Income before income taxes and cumulative effect of accounting change	400.6	334.1	20%
Income Taxes	139.4	116.9	19%

	34.8%	35.0%

Income before cumulative effect of accounting change	261.2	217.2	20%

Cumulative effect of accounting change, net of income taxes	—	266.1

Net Income/(loss)	$261.2	$(48.9)

Diluted EPS – before accounting change	$0.98	$0.81	21%
Cumulative effect of accounting change	—	(0.99)

	$0.98	$(0.18)

Basic EPS – before accounting change	$0.99	$0.82	21%
Cumulative effect of accounting change	—	(1.00)

	$0.99	$(0.18)

Weighted Average Common Shares Outstanding:
Diluted	267.2	269.1
Basic	262.9	265.3

Dividend	$0.14	$0.12

* Certain prior year amounts have been reclassified to conform to fiscal year 2004 presentation. These changes had no impact on previously reported results of operations or shareholders’ equity.

NIKE, Inc.
BALANCE SHEET *	8/31/2003	8/31/2002

ASSETS
Cash & Investments	$997.8	$430.0
Accounts Receivable	2,085.5	2,033.0
Inventory	1,480.5	1,424.8
Deferred Taxes	175.1	171.6
Prepaid Expenses	309.3	249.9
Current Assets	5,048.2	4,309.3
Fixed Assets	2,957.0	2,814.9
Depreciation	1,393.1	1,189.1
Net Fixed Assets	1,563.9	1,625.8
Identifiable Intangible Assets and Goodwill	183.6	184.8
Other Assets	222.9	241.0

Total Assets	$7,018.6	$6,360.9

LIAB AND EQUITY
Current Long-Term Debt	$205.6	$5.6
Payable to Banks	237.6	217.4
Accounts Payable	520.1	486.6
Accrued Liabilities	879.2	922.5
Income Taxes Payable	192.2	159.5
Current Liabilities	2,034.7	1,791.6
Long-term Debt	532.3	736.3
Def Inc Taxes & Oth Liab	234.2	160.2
Preferred Stock	0.3	0.3
Common Equity	4,217.1	3,672.5

Total Liab. & Equity	$7,018.6	$6,360.9

NIKE, Inc.	QUARTER ENDING
Divisional Revenues *	8/31/2003	8/31/2002	% Chg

USA Region
Footwear	$822.4	$865.1	-5%
Apparel	346.5	328.7	5%
Equipment	85.0	88.9	-4%

Total	1,253.9	1,282.7	-2%
EMEA Region
Footwear	590.0	492.7	20%
Apparel	341.9	310.7	10%
Equipment	81.6	65.9	24%

Total	1,013.5	869.3	17%
Asia Pacific Region
Footwear	202.8	180.5	12%
Apparel	113.3	98.9	15%
Equipment	32.2	28.4	13%

Total	348.3	307.8	13%
Americas Region
Footwear	103.1	93.0	11%
Apparel	39.4	38.6	2%
Equipment	11.2	10.7	5%

Total	153.7	142.3	8%
	2,769.4	2,602.1	6%

Other	255.5	194.2	32%

Total NIKE Inc. Revenues	$3,024.9	$2,796.3	8%